Exhibit 5.1
May 7, 2010
Cardiac Science Corporation
3303 Monte Villa Parkway
Bothell, WA 98021

Re:	Registration Statement on Form S-8/S-3 of Shares of Common Stock, $0.001 par value per share, of Cardiac Science Corporation
Ladies and Gentlemen:
We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8/S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to the resale of up to 50,000 shares of common stock, $0.001 par value per share (the “Shares”), that may be issued pursuant to the Restricted Stock Unit Award Notice and Restricted Stock Unit Award Agreement between Cardiac Science Corporation (the “Company”) and Todd Alberstone, dated as of January 11, 2010 (the “Agreement”).
We have examined the Registration Statement, and such documents and records of the Company as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.
Based upon and subject to the foregoing, we are of the opinion that the Shares as originally issued pursuant to the Agreement have been duly authorized and are validly and legally issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ PERKINS COIE LLP